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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  ------------

                                    FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                  ------------

                      DECEMBER 15, 2000 (DECEMBER 15, 2000)
                Date of Report (Date of Earliest Event Reported)


                                  AZURIX CORP.
               (Exact Name of Registrant as Specified in Charter)


         DELAWARE                        001-15065               76-0589114
(State or Other Jurisdiction of   (Commission File Number)      (IRS Employer
Incorporation or Organization)                               Identification No.)


               333 CLAY STREET
                 SUITE 1000
               HOUSTON, TEXAS                                        77002
   (Address of Principal Executive Office)                         (Zip Code)


                                 (713) 646-6001
              (Registrant's Telephone Number, Including Area Code)


                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)
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FORWARD-LOOKING STATEMENTS

         Certain of the statements contained or referenced herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Azurix Corp. (the "Company") believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove to be correct. Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things, the timing of the SEC's review of the Company's submission, whether third parties will offer to acquire the Company or its assets before the proposed merger is approved, and whether the Company's public shareholders will approve the proposed merger. No assurance can be given that the merger will occur.

ITEM 5.  OTHER EVENTS.

         On December 15, 2000, the Company, Enron Corp. ("Enron") and Enron BW Corp., a wholly owned subsidiary of Enron (the "Merger Subsidiary"), announced that they have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which the Merger Subsidiary will merge with and into the Company and pursuant to which the holders of Azurix's publicly traded shares would receive cash of $8.375 per share. The merger requires the approval of a majority of Azurix's public shareholders voting on the matter, excluding Enron, Atlantic Water Trust and their affiliates. Atlantic Water Trust, the owner, as of December 15, 2000, of approximately 66.9% of the issued and outstanding shares of Azurix common stock, par value $.01 per share, has agreed to vote its shares in favor of the Merger Agreement pursuant to a Support Agreement between the Company and Atlantic Water Trust, dated as of December 15, 2000. Copies of the Merger Agreement, the Support Agreement and the press release issued by the Company announcing their execution are being filed as Exhibits 2.1, 2.2 and 99.1 to this Form 8-K and are incorporated by reference in their entirety.

         Azurix's board of directors unanimously approved the transaction and its submission to Azurix's shareholders following a determination by a special committee of the board, composed of individuals who are directors but not officers of Enron, that the merger is fair and in the best interest of Azurix's public shareholders. In making its determination, the special committee relied on advice of its financial advisors, Salomon Smith Barney Inc. and Wasserstein, Perella & Co. Inc., who concluded that the proposed merger consideration is fair to Azurix's public shareholders from a financial point of view.

         Under the proposed agreement and plan of merger, Enron would effectively acquire the public shareholders' one-third interest in Azurix. Atlantic Water Trust would continue to hold the remaining two-thirds of the Azurix common stock and thus would continue to control Azurix. Enron holds a 50% voting interest in Atlantic Water Trust.

         To the extent needed to enable Azurix to meet certain conditions for a merger under the indenture for its senior notes, Enron has agreed to convert, immediately prior to the merger, up to $180 million of indebtedness owed to it by Azurix under an existing line of credit to equity in the form of Azurix preferred stock. The stock would be subject to mandatory redemption in 2012.

         The transaction is targeted to be completed by March 31, 2001. It is subject to customary closing conditions, including expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The agreement may be terminated by Azurix's board of directors or the special committee without any termination fee if they receive a proposal to acquire Azurix or its assets that in the judgment of the board or special committee is superior to the merger.

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         Azurix also announced that it has settled in principle certain shareholder litigation pending in Delaware and Texas that had challenged the Enron proposal as unfair. The settlement is contingent upon execution of a definitive settlement agreement, confirmatory discovery and court approval.

ITEM 7.  EXHIBITS.


         (c)  Exhibits.

              EXHIBIT
                NO.           DESCRIPTION
              -------         -----------

               2.1 Agreement and Plan of Merger between Enron Corp., Enron BW Corp., and Azurix Corp., dated as of December 15, 2000

               2.2 Support Agreement by and between Atlantic Water Trust and Azurix Corp., dated as of December 15, 2000

               99.1           Press Release, dated December 15, 2000, issued by
                              Azurix Corp.

                                       3
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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    AZURIX CORP.


                                By: /s/ JOHN L. GARRISON, JR.
                                    --------------------------------------------
                                    Name:  John L. Garrison, Jr.
                                    Title: President and Chief Executive Officer


Date: December 15, 2000

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                                  EXHIBIT INDEX

EXHIBIT
  NO.            DESCRIPTION
-------          -----------

 2.1 Agreement and Plan of Merger between Enron Corp., Enron BW Corp., and Azurix Corp., dated as of December 15, 2000

 2.2 Support Agreement by and between Atlantic Water Trust and Azurix Corp., dated as of December 15, 2000

 99.1            Press Release, dated December 15, 2000, issued by Azurix Corp.